New Hampshire Thrift Bancshares, Inc. Updates Quarterly Dividend Record Date

NEWPORT, NH -- (Marketwire - January 30, 2012) - New Hampshire Thrift Bancshares, Inc. (NASDAQ: NHTB) previously announced a regular quarterly cash dividend of $0.13 per share payable on January 31, 2012. The quarterly dividend will be paid to shareholders of record as of January 24, 2012. The press release dated January 17, 2012 inadvertently listed the record date as January 24, 2011.

About New Hampshire Thrift Bancshares, Inc.

New Hampshire Thrift Bancshares, Inc. is the bank holding company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank which provides a wide range of banking and financial services, including McCrillis & Eldredge Insurance, Inc., a full-line independent insurance agency which offers a complete range of commercial insurance services and consumer products. These wholly-owned subsidiaries operate through 30 offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire and central Vermont. New Hampshire Thrift Bancshares, Inc. has total assets of approximately $1.0 billion.

For additional information contact:
Stephen R. Theroux
President
603-863-0886